EXHIBIT AA

Execution Version

August 31, 2018

Via E-mail

Enable GP, LLC

Enable Midstream Partners, LP

One Leadership Square

211 N Robinson Ave., Suite 150

Oklahoma City, OK 73102

Attn: The Board of Directors of Enable GP, LLC (the “Board”)

Re: Notices pursuant to the Third Amended and Restated Limited Liability Company Agreement of Enable GP, LLC and the Registration Rights Agreement

Gentlemen:

Reference is made to (1) that certain Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Enable GP, LLC, a Delaware limited liability company (the “Company”), dated as of June 22, 2016, by and between CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), and OGE Enogex Holdings LLC, a Delaware limited liability company (“OGEH”), and (2) that certain Registration Rights Agreement (the “RRA”), dated as of May 1, 2013, by and among Enable Midstream Partners, LP, a Delaware limited partnership (formerly CenterPoint Energy Field Services LP, a Delaware limited partnership) (the “Partnership”), CERC, OGEH and Enogex Holdings LLC, a Delaware limited liability company. Capitalized terms not defined herein have the meaning assigned to such terms in the LLC Agreement.

On September 4, 2018, CERC expects to consummate a Permitted Transfer pursuant to the LLC Agreement of all of its Membership Interests to CenterPoint Energy Midstream, Inc. (“CNP Midstream”), a Delaware corporation and wholly owned Subsidiary of CenterPoint Energy, Inc., a Texas corporation (“CNP”) (such Permitted Transfer, the “CNP Transfer”).

Pursuant to Section 4.01(c) of the LLC Agreement and prior to and in connection with the CNP Transfer, CERC, in its capacity as a Management Member, is delivering this written notice to the Company to expressly elect to transfer its right to designate Representatives, as provided in Section 8.02(b) of the LLC Agreement, to CNP Midstream. Pursuant to Section 8.02(b)(i)(C), CNP Midstream, as the Transferee of the CNP Transfer, desires to designate Scott M. Prochazka and William D. Rogers, individuals previously designated by CERC and currently serving as Representatives, to continue as its Representatives as of the close of business on the date of the CNP Transfer.

Pursuant to Section 4.01(d)(i) of the LLC Agreement, prior to the CNP Transfer, CNP Midstream will agree in writing to be bound by the terms of the LLC Agreement and hereby provides to the Board the following information:

(a)	Name: CenterPoint Energy Midstream, Inc., a Delaware corporation

(b)	Address: 1111 Louisiana Street, Suite 4600, Houston, Texas 77002

(c)	Taxpayer identification number: 83-1094103

Pursuant to Section 9(g) of the RRA and in connection with the CNP Transfer, CNP Midstream will be the transferee of the Registrable Securities (as defined in the RRA) held by CERC as of September 4, 2018 and hereby provides to the Partnership the following information:

(a)	Name: CenterPoint Energy Midstream, Inc., a Delaware corporation

(b)	Mailing Address: 1111 Louisiana Street, Suite 4600, Houston, Texas 77002

(c)	Email address: bill.rogers@centerpointenergy.com

(d)	Registrable Securities: All Registrable Securities (as defined in the RRA) previously held by CERC.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of CERC and CNP Midstream have executed this Notice Letter as of the date first written above.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ William D. Rogers
Name:	William D. Rogers
Title:	Executive Vice President and
Chief Financial Officer

CENTERPOINT ENERGY MIDSTREAM, INC.

By:	/s/ William D. Rogers
Name:	William D. Rogers
Title:	Executive Vice President and
Chief Financial Officer

cc:	Mark C. Schroeder
Enable Midstream Partners, LP

Timothy S. Taylor

Clinton W. Rancher

Baker Botts L.L.P.

Signature Page to Notice Letter